Exhibit 99.1

Contact:	Mary Skafidas Investor and Public Relations (212) 521-2788

NEWS RELEASE

LOEWS CORPORATION REPORTS NET INCOME OF
$220 MILLION FOR THE THIRD QUARTER OF 2021

NEW YORK, November 1, 2021—Loews Corporation (NYSE:L) today reported net income of $220 million, or $0.85 per share, for the third quarter of 2021 compared to net income of $139 million, or $0.50 per share, for the third quarter of 2020. Net income for the nine months ended September 30, 2021 was $1.24 billion, or $4.70 per share, compared to a net loss of $1.33 billion, or $4.70 per share, for the nine months ended September 30, 2020.

Each of the company’s consolidated subsidiaries, CNA Financial Corporation, Boardwalk Pipelines, and Loews Hotels & Co, contributed meaningfully to the year-over-year increase in Loews’s third quarter net income. As compared to the third quarter of 2020, CNA benefited from higher Property & Casualty non-catastrophe underwriting results and improved Life & Group business results primarily due to the absence of the prior year active life premium deficiency charge, partially offset by higher net catastrophe losses and lower investment gains. Loews Hotels posted significantly improved year-over-year third quarter results due to the continuing rebound in leisure travel, especially at resort destinations. Boardwalk Pipelines revenues for the third quarter of 2021 increased compared to the prior year period, reflecting the impact of recently completed growth projects and higher system utilization. The parent company investment portfolio experienced lower net investment income in the third quarter of 2021 compared to the prior year period.

“Loews had another great quarter with each of our consolidated subsidiaries contributing positively to our results,” said James Tisch, CEO of Loews Corporation. “CNA delivered strong investment results, favorable life and group results, and its underlying combined ratio continued to improve. While weather-related catastrophe losses were high for CNA and the industry this quarter, CNA’s underlying property & casualty franchise is stronger than it has ever been. Turning to Loews’s other subsidiaries, Mr. Tisch added, “Boardwalk’s operating results benefited from revenues generated by its growth projects and Loews Hotels continued to rebound from the COVID-induced downturn, with its resort properties leading the way.”

Book value per share was $70.21 at September 30, 2021 compared to $66.34 at December 31, 2020. Book value per share excluding accumulated other comprehensive income (AOCI) increased to $69.46 at September 30, 2021 from $64.18 at December 31, 2020.

CONSOLIDATED HIGHLIGHTS

	September 30,
	Three Months		Nine Months
(In millions, except per share data)	2021	2020	2021	2020

Income (loss) before net investment gains (losses)	$204	$106	$725	$(299)
Net investment gains (losses):
CNA	16	33	84	(72)
Corporate			426	(957)
Total net investment gains (losses)	16	33	510	(1,029)
Net income (loss) attributable to Loews Corporation	$220	$139	$1,235	$(1,328)
Net income (loss) per share	$0.85	$0.50	$4.70	$(4.70)

	September 30, 2021	December 31, 2020

Book value per share	$70.21	$66.34
Book value per share excluding AOCI	69.46	64.18

Three Months Ended September 30, 2021 Compared to Three Months Ended September 30, 2020

CNA’s results increased primarily due to higher Property & Casualty non-catastrophe underwriting results, improved Life & Group business results, primarily due to the absence of the active life premium deficiency charge recorded in the third quarter of 2020, and the absence of a debt retirement charge recorded in the third quarter of 2020, partially offset by higher net catastrophe losses and lower investment gains. Net catastrophe losses were $178 million and $160 million ($125 million and $112 million after tax and noncontrolling interests) for the three months ended September 30, 2021 and 2020. Catastrophe losses for the three months ended September 30, 2021 include $114 million for Hurricane Ida.

Boardwalk Pipelines’ earnings increased mainly due to higher revenues from growth projects recently placed into service and higher system utilization.

Loews Hotels’ results improved significantly as all hotel properties owned and/or operated by Loews Hotels were open and operational during the third quarter of 2021 and the rebound in leisure travel, especially at resort destinations, has continued. For the first time, Loews Hotels had 9,000 rooms open at the Universal Orlando Resort for a full quarter, which was a major contributor to the net income for the third quarter of 2021. Although results were significantly better in 2021 compared to 2020, occupancy levels have not reached pre-pandemic levels at many hotels owned and/or operated by Loews Hotels.

The parent company investment portfolio experienced losses from equity investments versus gains in 2020.

Nine Months Ended September 30, 2021 Compared to Nine Months Ended September 30, 2020

CNA’s earnings increased primarily due to higher Property & Casualty non-catastrophe underwriting results, lower net catastrophe losses, significantly higher net investment income, and investment gains as compared to losses in 2020. Life & Group business results also benefited from the absence of the active life premium deficiency charge recorded in the third quarter of 2020.

The parent company investment portfolio posted improved results primarily because limited partnership and equity investments generated gains in 2021 versus losses in 2020.

The Corporate & other segment includes an investment gain of $438 million (after tax) related to the sale of 47% of Altium Packaging and its deconsolidation in 2021 as compared to an investment loss of $957 million (after tax and noncontrolling interests) related to the bankruptcy filing and deconsolidation of Diamond Offshore in 2020.

All other segment improvements from 2020 to 2021 are primarily due to the reasons discussed in the three-month comparison. In addition, Loews’s results for the nine months ended September 30, 2021 do not include Diamond Offshore’s operating results, which included impairment charges totaling $774 million ($408 million after tax and noncontrolling interests) related to the carrying value of four drilling rigs and operating losses of $160 million ($68 million after tax and noncontrolling interests) in the 2020 period.

SHARE REPURCHASES

At September 30, 2021, there were 253.8 million shares of Loews common stock outstanding. For the three and nine months ended September 30, 2021, the Company repurchased 6.2 million and 15.7 million shares of its common stock at an aggregate cost of $333 million and $826 million, respectively. From October 1, 2021 to October 29, 2021, the Company repurchased an additional 0.1 million shares of its common stock at an aggregate cost of $5 million. Depending on market conditions, the Company may from time-to-time purchase shares of its and its subsidiaries’ outstanding common stock in the open market, in privately negotiated transactions or otherwise.

CONFERENCE CALLS

A conference call to discuss the third quarter results of Loews Corporation has been scheduled for today at 10:00 a.m. ET. A live webcast will be available via the Investors/Media section of www.loews.com. Those interested in participating should dial (877) 876-9173, or for international callers, (785) 424-1667. The conference ID number is L3Q21. An online replay will also be available at www.loews.com following the call.

A conference call to discuss the third quarter results of CNA has been scheduled for today at 9:00 a.m. ET. A live webcast will be available via the Investor Relations section of www.cna.com. Those interested in participating should dial (800) 289-0571, or for international callers, (720) 543-0206.

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ABOUT LOEWS CORPORATION

Loews Corporation is a diversified company with businesses in the insurance, energy, hospitality, and packaging industries. For more information please visit www.loews.com.

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FORWARD-LOOKING STATEMENTS

Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Loews Corporation and Subsidiaries
Selected Financial Information

	September 30,
	Three Months		Nine Months
(In millions)	2021	2020	2021	2020
Revenues:
CNA Financial (a)	$2,959	$2,840	$8,854	$7,897
Boardwalk Pipelines	307	289	991	926
Loews Hotels & Co	134	60	289	236
Investment income (loss) and other (b) (c)	(29)	276	862	(490)
Diamond Offshore (d)				305
Total	$3,371	$3,465	$10,996	$8,874
Income (Loss) Before Income Tax:
CNA Financial (a) (e)	$314	$251	$1,154	$344
Boardwalk Pipelines	52	26	229	166
Loews Hotels & Co	17	(62)	(64)	(192)
Corporate: (f)
Investment income (loss), net	(30)	23	40	(33)
Other (b) (c)	(49)	(55)	364	(1,363)
Diamond Offshore (d) (g)				(934)
Total	$304	$183	$1,723	$(2,012)
Net Income (Loss) Attributable to Loews Corporation:
CNA Financial (a) (e)	$229	$192	$838	$272
Boardwalk Pipelines	38	20	170	123
Loews Hotels & Co	13	(47)	(51)	(144)
Corporate: (f)
Investment income (loss), net	(23)	18	32	(26)
Other (b) (c)	(37)	(44)	246	(1,077)
Diamond Offshore (d) (g)				(476)
Net income (loss) attributable to Loews Corporation	$220	$139	$1,235	$(1,328)

(a)
Includes net investment gains of $22 million and $46 million ($16 million and $33 million after tax and noncontrolling interests) for the three months ended September 30, 2021 and 2020. Includes net investment gains of $117 million and net investment losses of $101 million ($84 million and $72 million after tax and noncontrolling interests) for the nine months ended September 30, 2021 and 2020.

(b)
Includes parent company investment income (loss) and the financial results of Altium Packaging. On April 1, 2021, Loews sold 47% of Altium Packaging, which was deconsolidated and is now recorded as an equity method investment.

(c)
Includes an investment gain of $555 million ($438 million after tax) for the nine months ended September 30, 2021 related to the sale of 47% of Altium Packaging and its deconsolidation on April 1, 2021, and an investment loss of $1.2 billion ($957 million after tax) for the nine months ended September 30, 2020 as a result of Diamond Offshore’s bankruptcy filing and deconsolidation on April 26, 2020.

(d)	On April 26, 2020, Diamond Offshore filed for bankruptcy and ceased being a consolidated subsidiary.
(e)
Includes net catastrophe losses of $178 million and $160 million ($125 million and $112 million after tax and noncontrolling interests) for the three months ended September 30, 2021 and 2020, and $357 million and $536 million ($251 million and $377 million after tax and noncontrolling interests) for the nine months ended September 30, 2021 and 2020.

(f)
The Corporate segment consists of investment income (loss) from the parent company's cash and investments, interest expense, other unallocated corporate expenses, the financial results of Altium Packaging, as well as the gain (loss) related to deconsolidation of subsidiaries.

(g)
The nine months ended September 30, 2020 included impairment charges of $774 million ($408 million after tax and noncontrolling interests) at Diamond Offshore related to the carrying value of four drilling rigs.

Loews Corporation and Subsidiaries
Consolidated Financial Review

	September 30,
	Three Months		Nine Months
(In millions, except per share data)	2021	2020	2021	2020
Revenues:
Insurance premiums	$2,059	$1,953	$6,056	$5,672
Net investment income	483	540	1,649	1,347
Investment gains (losses) (a)	22	46	657	(1,312)
Operating revenues and other (b)	807	926	2,634	3,167
Total	3,371	3,465	10,996	8,874

Expenses:
Insurance claims and policyholders’ benefits (c)	1,632	1,616	4,684	4,683
Operating expenses and other (b) (d)	1,435	1,666	4,589	6,203
Total	3,067	3,282	9,273	10,886

Income (loss) before income tax	304	183	1,723	(2,012)
Income tax (expense) benefit	(58)	(21)	(391)	284
Net income (loss)	246	162	1,332	(1,728)
Amounts attributable to noncontrolling interests	(26)	(23)	(97)	400
Net income (loss) attributable to Loews Corporation	$220	$139	$1,235	$(1,328)

Net income (loss) per share attributable to Loews Corporation	$0.85	$0.50	$4.70	$(4.70)

Weighted average number of shares	257.30	279.49	262.77	282.63

(a)
Includes an investment gain of $555 million ($438 million after tax) for the nine months ended September 30, 2021 related to the sale of 47% of Altium Packaging and its deconsolidation on April 1, 2021 and an investment loss of $1.2 billion ($957 million after tax) for the nine months ended September 30, 2020 as a result of Diamond Offshore’s bankruptcy filing and deconsolidation on April 26, 2020.

(b)
On April 1, 2021, Loews sold 47% of Altium Packaging, which was deconsolidated and is now recorded as an equity method investment. On April 26, 2020, Diamond Offshore filed for bankruptcy and ceased being a consolidated subsidiary.

(c)
Includes net catastrophe losses of $178 million and $160 million ($125 million and $112 million after tax and noncontrolling interests) for the three months ended September 30, 2021 and 2020, and $357 million and $536 million ($251 million and $377 million after tax and noncontrolling interests) for the nine months ended September 30, 2021 and 2020.

(d)
The nine months ended September 30, 2020, included impairment charges of $774 million ($408 million after tax and noncontrolling interests) at Diamond Offshore related to the carrying value of four drilling rigs.